Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BAYCORP HOLDINGS, LTD.

by

SLOAN ACQUISITION CORP.

a wholly owned subsidiary of

SLOAN GROUP LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON WEDNESDAY, NOVEMBER 9, 2005, UNLESS THE OFFER IS EXTENDED.

October 12, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration are an Offer to Purchase, dated October 12, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) which relate to the Offer by Sloan Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Sloan Group Ltd., a Bahamas international business corporation (“Sloan Group”), to purchase all the shares of common stock, par value $0.01 per share (the “Shares”), of BayCorp Holdings, Ltd., a Delaware corporation (“BayCorp”), that are issued and outstanding for $14.19 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF BAYCORP’S COMMON STOCK THAT, WHEN ADDED TO THE 25,000 SHARES ALREADY OWNED BY SLOAN GROUP, CONSTITUTES AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE THEN ISSUED AND OUTSTANDING SHARES OF BAYCORP, AND (II) THE RECEIPT OF ANY MATERIAL APPROVAL OR CONSENT OF ANY GOVERNMENTAL AUTHORITY APPLICABLE TO THE ACCEPTANCE FOR PAYMENT OF THE SHARES, INCLUDING THE VERMONT PUBLIC SERVICE BOARD’S FINAL APPROVAL OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE CONVERSION OF THE CONVERTIBLE NOTES HELD BY SLOAN GROUP, FREE OF ANY MATERIAL ADVERSE CONDITIONS OR RESTRICTIONS, OR ANY REVOCATIONS OR LIMITATIONS OF ANY MATERIAL RIGHTS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE “THE TENDER OFFER—SECTIONS 1 AND SECTION 11” OF THE OFFER TO PURCHASE, WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	Offer to Purchase, dated October 12, 2005;

2.	Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.	Notice of Guaranteed Delivery, to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to SunTrust Bank (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4.	A letter to stockholders of BayCorp from Frank W. Getman Jr., President and Chief Executive Officer of BayCorp, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by BayCorp;

5.	A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON WEDNESDAY, NOVEMBER 9, 2005, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in “The Tender Offer—Section 3” of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON, THE AGENT OF SLOAN GROUP, PURCHASER, BAYCORP, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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